As filed with the Securities and Exchange Commission on April 30, 2018

Registration No. 333-158867

333-132035

333-86306

333-91519

33-50762

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-158867)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-132035)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-86306)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-91519)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 33-50762)

SunTrust Banks, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	58-1575035
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 Peachtree Street, N.E.

Atlanta, Georgia 30308

(Address of Principal Executive Offices) (Zip Code)

SunTrust Banks, Inc. 401(k) Plan

(Full title of the plan)

Ellen M. Fitzsimmons

Corporate Executive Vice President, General Counsel and Corporate Secretary

SunTrust Banks, Inc.

303 Peachtree Street, N.E.

Atlanta, Georgia 30308

(800) 786-8787

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Keith M. Townsend

Zachary L. Cochran

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

(404) 572-4600

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

SunTrust Banks, Inc., a Georgia corporation (the “Company”), is filing this Post-Effective Amendment to the following Registration Statements on Form S-8 to deregister certain securities originally registered by the Company on its Registration Statements on Form S-8 filed with the Securities and Exchange Commission on April 28, 2009 (File No. 333-158867), February 24, 2006 (File No. 333-132035), April 16, 2002 (File No. 333-86306), November 23, 1999 (File No. 333-91519) and August 12, 1992 (File No. 33-50762) (collectively, the “Prior Registration Statements”), each of which registered shares of the Company’s common stock, par value $1.00 per share (“common stock”), for offer and sale pursuant to the SunTrust Banks, Inc. 401(k) Plan (the “Plan”) as well as an indeterminate amount of interests in the Plan.

Effective as of February 1, 2016, the Plan ceased offering shares of common stock as an investment option. As a result, and in accordance with undertakings made by the Company in each of the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration 1,358,593 shares of common stock and all interests in the Plan that had been registered under the Prior Registration Statements but that remain unissued as of the date hereof.

SIGNATURE

The Company. Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 30, 2018.

SUNTRUST BANKS, INC.

By:	/s/ William H. Rogers, Jr.
William H. Rogers, Jr.
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements on Form S-8 has been signed by the following persons in the capacities indicated on the dates indicated as of April 30, 2018.

Signature	Title

/s/ William H. Rogers, Jr. William H. Rogers, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ L. Allison Dukes L. Allison Dukes	Corporate Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Ryan Richards Ryan Richards	Senior Vice President, Controller (Principal Accounting Officer)

/s/ Agnes Bundy Scanlan Agnes Bundy Scanlan	Director

/s/ Dallas S. Clement Dallas S. Clement	Director

/s/ Paul R. Garcia Paul R. Garcia	Director

/s/ M. Douglas Ivester M. Douglas Ivester	Director

/s/ Donna S. Morea Donna S. Morea	Director

/s/ David M. Ratcliffe David M. Ratcliffe	Director

/s/ Frank P. Scruggs, Jr. Frank P. Scruggs, Jr.	Director

/s/ Bruce L. Tanner Bruce L. Tanner	Director

/s/ Steven C. Voorhees Steven C. Voorhees	Director

/s/ Thomas R. Watjen Thomas R. Watjen	Director

/s/ Dr. Phail Wynn, Jr. Dr. Phail Wynn, Jr.	Director

SIGNATURE

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 30, 2018.

SUNTRUST BANKS, INC. 401(k) PLAN

By:	/s/ Margaret Callihan
Margaret Callihan
Margaret Callihan on behalf of SunTrust Banks, Inc. as Plan Administrator